Exhibit 99.1
Enphase Energy Reports Financial Results for the Second Quarter of 2025
FREMONT, Calif., July 22, 2025 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the second quarter of 2025, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $363.2 million in the second quarter of 2025, along with 48.6% for non-GAAP gross margin. We shipped approximately 1.53 million microinverters, or 675.4 megawatts DC, and 190.9 megawatt hours (MWh) of IQ® Batteries.
Highlights for the second quarter of 2025 are listed below:
•IQ® Meter Collar approved by 29 U.S. utilities to date
•U.S. manufacturing: shipped approximately 1.41 million microinverters and record 46.9 MWh of IQ Batteries
•Revenue of $363.2 million
•GAAP gross margin of 46.9%; non-GAAP gross margin of 48.6% with net IRA benefit
•Non-GAAP gross margin of 37.2%, excluding net IRA benefit of 11.4%
•GAAP operating income of $37.0 million; non-GAAP operating income of $98.6 million
•GAAP net income of $37.1 million; non-GAAP net income of $89.9 million
•GAAP diluted earnings per share of $0.28; non-GAAP diluted earnings per share of $0.69
•Free cash flow of $18.4 million; ending cash, cash equivalents and marketable securities of $1.53 billion
Our revenue and earnings for the second quarter of 2025 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q2 2025	Q1 2025	Q2 2024	Q2 2025	Q1 2025	Q2 2024
Revenue	$363,153	$356,084	$303,458	$363,153	$356,084	$303,458
Gross margin	46.9%	47.2%	45.2%	48.6%	48.9%	47.1%
Operating expenses	$133,486	$136,319	$135,367	$77,781	$79,423	$81,706
Operating income	$37,007	$31,922	$1,799	$98,613	$94,637	$61,080
Net income	$37,052	$29,730	$10,833	$89,869	$89,243	$58,824
Basic EPS	$0.28	$0.23	$0.08	$0.69	$0.68	$0.43
Diluted EPS	$0.28	$0.22	$0.08	$0.69	$0.68	$0.43
Total revenue for the second quarter of 2025 was $363.2 million, compared to $356.1 million in the first quarter of 2025. Our revenue in the second quarter of 2025 included $40.4 million of safe harbor revenue, compared to $54.3 million of safe harbor revenue in the first quarter. Our revenue in the United States for the second quarter of 2025 increased approximately 3%, compared to the first quarter. The increase was the result of seasonality partially offset by lower safe harbor revenue. Our revenue in Europe increased approximately 11% for the second quarter of 2025, compared to the first quarter. The increase in revenue was primarily due to higher microinverter and battery sales as we continued to ramp shipments of our IQ® Battery 5P™ with FlexPhase during the second quarter.
Our non-GAAP gross margin was 48.6% in the second quarter of 2025, compared to 48.9% in the first quarter. Our non-GAAP gross margin, excluding net benefit from the Inflation Reduction Act (IRA), was 37.2% in the second quarter of 2025, compared to 38.3% in the first quarter. The reciprocal tariffs had a negative impact of approximately two percentage points on margins.

Our non-GAAP operating expenses were $77.8 million in the second quarter of 2025, compared to $79.4 million in the first quarter. Our non-GAAP operating income was $98.6 million in the second quarter of 2025, compared to $94.6 million in the first quarter.
We exited the second quarter of 2025 with $1.53 billion in cash, cash equivalents and marketable securities and generated $26.6 million in cash flow from operations in the second quarter. Our capital expenditures were $8.2 million in the second quarter of 2025, compared to $14.6 million in the first quarter of 2025.
In the second quarter of 2025, we repurchased 702,948 shares of our common stock at an average price of $42.67 per share for a total of approximately $30.0 million. We also spent approximately $3.0 million by withholding shares to cover taxes for employee stock vesting that reduced the diluted shares by 58,332 shares.
During the second quarter of 2025, we shipped approximately 1.41 million microinverters from manufacturing facilities in the United States that we booked for 45X production tax credits. We continued to ship our IQ8HC™ Microinverters, IQ8P-3P™ Commercial Microinverters, and IQ® Battery 5Ps from these facilities, meeting domestic content requirements.
We shipped a record 190.9 MWh of IQ Batteries in the second quarter of 2025, compared to 170.1 MWh in the first quarter. More than 11,700 installers worldwide are certified to install our IQ Batteries, compared to more than 10,900 installers worldwide in the first quarter of 2025. In addition, we have 210 MWh of batteries in our fleet currently enrolled in virtual power plant (VPP) programs globally.
During the second quarter of 2025, we began shipping our fourth-generation Enphase Energy System, which includes the IQ® Battery 10C, IQ® Meter Collar, and IQ® Combiner 6C, to customers in the United States. The IQ Battery 10C is designed to be 30% more energy-dense, occupy 62% less wall space, and lower the cost of install compared to previous models. Together, these components simplify the entire backup installation process, enhance reliability, and provide greater value to homeowners. The IQ Meter Collar has now been approved by 29 U.S. utilities.
We also ramped shipments of our IQ Battery with FlexPhase into more countries in Europe. This AC-coupled battery system supports both single-phase and three-phase homes, providing full backup capability and superior flexibility to meet diverse home energy needs.
The IQ® EV Charger 2, our most advanced residential charger to date, is now shipping to 18 countries across Europe, Australia, and New Zealand. This smart charger is designed to work seamlessly with Enphase solar and battery systems or as a powerful standalone solution. We also started shipping our IQ® Balcony Solar Kit, a simple and efficient solution for harnessing solar energy from panels installed on apartment balconies, in Belgium and Germany during the second quarter of 2025.
We continue to strengthen our digital platform and improve the customer experience. We are investing in several new enhancements for Solargraf, our all-in-one installer platform, including expanded third-party ownership (TPO) partner integrations, a custom tariff builder, enhanced dealership management features, and a simplified, AI-driven design experience – all aimed at making Solargraf even more powerful and intuitive.
BUSINESS HIGHLIGHTS
On July 17, 2025, Enphase Energy announced initial shipments of the IQ Battery 5P supplied from manufacturing facilities in the United States with higher domestic content than previous models.
On July 10 and July 2, 2025, Enphase Energy announced that production shipments of its IQ EV Charger 2 have expanded Europe to now include Greece, Romania, Ireland, Poland, Australia, and New Zealand.
On June 16, 2025, Enphase Energy announced the launch of the IQ Battery 5P with FlexPhase, for customers in more European countries, including Spain, Portugal, France, Sweden, Denmark, Belgium, and the Netherlands.
On June 4, 2025, Enphase Energy announced that IQ8P-3P Commercial Microinverters made with domestic content were selected for significant commercial projects on a Florida school, an affordable housing complex in Rhode Island, and a community center in California.

On May 19, 2025, Enphase Energy introduced IQ® Energy Management that integrates with Enphase solar and battery systems to enable smart management of variable electricity rates and select third-party electric vehicle (EV) chargers, heat pumps, and resistive electric water heaters in France.
On May 12 and May 7, 2025, Enphase Energy announced the launch of the IQ Balcony Solar System in Belgium and Germany that empowers apartment dwellers and homeowners with limited roof space to generate their own clean energy from balconies, patios, and small outdoor areas.
On May 8, 2025, Enphase Energy announced the availability of new software that allows homeowners with existing legacy IQ7™ Microinverter-based systems to seamlessly expand their solar capacity using IQ8™ Microinverters.
On April 28, 2025, Enphase Energy announced production shipments of IQ8 Microinverters in Japan through a distribution agreement with ITOCHU Corporation, one of the largest trading companies in the country.
THIRD QUARTER 2025 FINANCIAL OUTLOOK
For the third quarter of 2025, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $330.0 million to $370.0 million, which includes shipments of 190 to 210 MWh of IQ Batteries.
•GAAP gross margin to be within a range of 41.0% to 44.0% with net IRA benefit, including approximately three to five percentage points of new tariff impact.
•Non-GAAP gross margin to be within a range of 43.0% to 46.0% with net IRA benefit and 33.0% to 36.0% excluding net IRA benefit, including approximately three to five percentage points of new tariff impact. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization.
•Net IRA benefit to be within a range of $34.0 million to $38.0 million based on estimated shipments of 1,200,000 units of U.S. manufactured microinverters.
•GAAP operating expenses to be within a range of $130.0 million to $134.0 million.
•Non-GAAP operating expenses to be within a range of $78.0 million to $82.0 million, excluding $52.0 million estimated for stock-based compensation expense, acquisition related amortization, restructuring and asset impairment charges.
For 2025, Enphase expects a GAAP tax rate of 19-21% and a non-GAAP tax rate of 15-17%, including IRA benefits.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related amortization. This item represents amortization of acquired intangible assets, which is a non-cash expense. Acquisition related amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (AMPTC) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in India. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the condensed consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2025 results and third quarter 2025 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 6021998, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its third quarter of 2025 financial outlook, including revenue, shipments of IQ Batteries by MWh, gross margin with net IRA benefit and excluding net IRA benefit, estimated shipments of U.S. manufactured microinverters, operating expenses, and annualized effective tax rate with IRA benefit; its expectations regarding the expected net IRA benefit; future enhancements for Solargraf; and the capabilities, advantages, features, and performance of its technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 83.1 million microinverters, and more than 4.9 million Enphase-based systems have been deployed in over 160 countries. For more information, visit https://enphase.com.
© 2025 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net revenues	$363,153	$356,084	$303,458	$719,237	$566,797
Cost of revenues	192,660	187,843	166,292	380,503	314,123
Gross profit	170,493	168,241	137,166	338,734	252,674
Operating expenses:
Research and development	45,421	50,174	48,871	95,595	103,082
Sales and marketing	50,708	48,948	51,775	99,656	105,082
General and administrative	34,035	34,035	33,550	68,070	68,732
Restructuring and asset impairment charges	3,322	3,162	1,171	6,484	3,078
Total operating expenses	133,486	136,319	135,367	269,805	279,974
Income (loss) from operations	37,007	31,922	1,799	68,929	(27,300)
Other income, net
Interest income	14,911	17,032	19,203	31,943	38,912
Interest expense	(815)	(2,047)	(2,220)	(2,862)	(4,416)
Other expense, net	(8,898)	(14)	(7,566)	(8,912)	(7,479)
Total other income, net	5,198	14,971	9,417	20,169	27,017
Income (loss) before income taxes	42,205	46,893	11,216	89,098	(283)
Income tax provision	(5,153)	(17,163)	(383)	(22,316)	(4,981)
Net income (loss)	$37,052	$29,730	$10,833	$66,782	$(5,264)
Net income (loss) per share:
Basic	$0.28	$0.23	$0.08	$0.51	$(0.04)
Diluted	$0.28	$0.22	$0.08	$0.50	$(0.04)
Shares used in per share calculation:
Basic	131,031	131,869	135,646	131,447	135,768
Diluted	135,219	136,208	136,123	135,719	135,768

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$370,536	$369,110
Restricted cash	—	95,006
Marketable securities	1,159,648	1,253,480
Accounts receivable, net	223,218	223,749
Inventory	173,016	165,004
Prepaid expenses and other assets	362,523	220,735
Total current assets	2,288,941	2,327,084
Property and equipment, net	136,902	147,514
Intangible assets, net	32,380	42,398
Goodwill	214,890	211,571
Other assets	193,426	205,542
Deferred tax assets, net	312,250	315,567
Total assets	$3,178,789	$3,249,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$162,697	$90,032
Accrued liabilities	206,537	196,887
Deferred revenues, current	129,040	237,225
Warranty obligations, current	33,136	34,656
Debt, current	631,179	101,291
Total current liabilities	1,162,589	660,091
Long-term liabilities:
Deferred revenues, non-current	331,531	341,982
Warranty obligations, non-current	172,950	158,233
Other liabilities	59,542	55,265
Debt, non-current	571,540	1,201,089
Total liabilities	2,298,152	2,416,660
Total stockholders’ equity	880,637	833,016
Total liabilities and stockholders’ equity	$3,178,789	$3,249,676

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net income (loss)	$37,052	$29,730	$10,833	$66,782	$(5,264)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,085	19,915	20,484	40,000	40,621
Net accretion of premium (discount) on marketable securities	(1,234)	3,512	(1,030)	2,278	1,795
Provision for doubtful accounts	130	62	1,897	192	1,767
Asset impairment	1,538	27	6,241	1,565	6,573
Non-cash interest expense	828	1,679	2,157	2,507	4,289
Change in fair value of debt securities	9,464	(323)	1,931	9,141	989
Stock-based compensation	53,896	55,633	52,757	109,529	113,590
Deferred income taxes	403	8,560	(14,076)	8,963	(22,368)
Changes in operating assets and liabilities:
Accounts receivable	8,681	1,760	82,183	10,441	159,542
Inventory	(28,991)	20,979	31,825	(8,012)	37,527
Prepaid expenses and other assets	(64,261)	(75,553)	(42,810)	(139,814)	(53,707)
Accounts payable, accrued and other liabilities	37,212	54,232	(23,944)	91,444	(90,228)
Warranty obligations	2,639	10,558	15	13,197	(11,908)
Deferred revenues	(50,813)	(82,357)	(1,401)	(133,170)	(6,955)
Net cash provided by operating activities	26,629	48,414	127,062	75,043	176,263
Cash flows from investing activities:
Purchases of property and equipment	(8,259)	(14,608)	(9,636)	(22,867)	(17,007)
Investment in tax equity fund	(1,440)	(6,904)	—	(8,344)	—
Purchases of marketable securities	(284,306)	(200,826)	(300,053)	(485,132)	(772,321)
Maturities and sale of marketable securities	242,820	335,398	282,063	578,218	779,436
Net cash provided by (used in) investing activities	(51,185)	113,060	(27,626)	61,875	(9,892)
Cash flows from financing activities:
Settlement of Notes due 2025	—	(102,168)	—	(102,168)	(2)
Repurchase of common stock	(29,993)	(99,964)	(99,908)	(129,957)	(141,904)
Proceeds from issuance of common stock under employee equity plans	5,302	67	6,769	5,369	7,955
Payment of withholding taxes related to net share settlement of equity awards	(2,864)	(12,110)	(7,473)	(14,974)	(67,515)
Net cash used in financing activities	(27,555)	(214,175)	(100,612)	(241,730)	(201,466)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	7,557	3,675	(374)	11,232	(1,551)
Net decrease in cash, cash equivalents and restricted cash	(44,554)	(49,026)	(1,550)	(93,580)	(36,646)
Cash, cash equivalents and restricted cash — Beginning of period	415,090	464,116	253,652	464,116	288,748
Cash, cash equivalents and restricted cash — End of period	$370,536	$415,090	$252,102	$370,536	$252,102

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Gross profit (GAAP)	$170,493	$168,241	$137,166	$338,734	$252,674
Stock-based compensation	4,311	4,239	3,730	8,550	7,912
Acquisition related amortization	1,590	1,580	1,890	3,170	3,781
Gross profit (Non-GAAP)	$176,394	$174,060	$142,786	$350,454	$264,367

Gross margin (GAAP)	46.9%	47.2%	45.2%	47.1%	44.6%
Stock-based compensation	1.3	1.2	1.3	1.2	1.3
Acquisition related amortization	0.4	0.5	0.6	0.4	0.7
Gross margin (Non-GAAP)	48.6%	48.9%	47.1%	48.7%	46.6%

Operating expenses (GAAP)	$133,486	$136,319	$135,367	$269,805	$279,974
Stock-based compensation (1)	(49,506)	(50,885)	(49,027)	(100,391)	(105,678)
Acquisition related amortization	(2,877)	(2,849)	(3,463)	(5,726)	(6,925)
Restructuring and asset impairment charges (1)	(3,322)	(3,162)	(1,171)	(6,484)	(3,078)
Operating expenses (Non-GAAP)	$77,781	$79,423	$81,706	$157,204	$164,293

(1) Includes stock-based compensation as follows:
Research and development	$20,481	$21,647	$20,210	$42,128	$44,760
Sales and marketing	16,657	16,396	16,784	33,053	34,962
General and administrative	12,368	12,842	12,033	25,210	25,956
Restructuring and asset impairment charges	79	509	—	588	—
Total	$49,585	$51,394	$49,027	$100,979	$105,678

Income (loss) from operations (GAAP)	$37,007	$31,922	$1,799	$68,929	$(27,300)
Stock-based compensation	53,817	55,124	52,757	108,941	113,590
Acquisition related amortization	4,467	4,429	5,353	8,896	10,706
Restructuring and asset impairment charges	3,322	3,162	1,171	6,484	3,078
Income from operations (Non-GAAP)	$98,613	$94,637	$61,080	$193,250	$100,074

Net income (loss) (GAAP)	$37,052	$29,730	$10,833	$66,782	$(5,264)
Stock-based compensation	53,817	55,124	52,757	108,941	113,590
Acquisition related amortization	4,467	4,429	5,353	8,896	10,706
Restructuring and asset impairment charges	3,322	3,162	1,171	6,484	3,078
Non-cash interest expense	829	1,678	2,157	2,507	4,289
Non-GAAP income tax adjustment	(9,618)	(4,880)	(13,447)	(14,498)	(19,619)
Net income (Non-GAAP)	$89,869	$89,243	$58,824	$179,112	$106,780

Net income (loss) per share, basic (GAAP)	$0.28	$0.23	$0.08	$0.51	$(0.04)
Stock-based compensation	0.41	0.42	0.39	0.80	0.84
Acquisition related amortization	0.03	0.04	0.04	0.08	0.08
Restructuring and asset impairment charges	0.03	0.02	0.01	0.06	0.02
Non-cash interest expense	0.01	0.01	0.02	0.02	0.03
Non-GAAP income tax adjustment	(0.07)	(0.04)	(0.11)	(0.11)	(0.14)
Net income per share, basic (Non-GAAP)	$0.69	$0.68	$0.43	$1.36	$0.79

Shares used in basic per share calculation GAAP and Non-GAAP	131,031	131,869	135,646	131,447	135,768

Net income (loss) per share, diluted (GAAP)	$0.28	$0.22	$0.08	$0.50	$(0.04)
Stock-based compensation	0.41	0.42	0.38	0.83	0.84
Acquisition related amortization	0.03	0.04	0.04	0.07	0.08
Restructuring and asset impairment charges	0.03	0.03	0.01	0.05	0.02
Non-cash interest expense	0.01	0.01	0.02	0.02	0.03
Non-GAAP income tax adjustment	(0.07)	(0.04)	(0.10)	(0.11)	(0.15)
Net income per share, diluted (Non-GAAP)	$0.69	$0.68	$0.43	$1.36	$0.78

Shares used in diluted per share calculation GAAP	135,219	136,208	136,123	135,719	135,768
Shares used in diluted per share calculation Non-GAAP	131,144	132,133	136,123	131,644	136,439

Income-based government grants (GAAP)	$61,040	$53,631	$24,329	$114,671	$42,946
Incremental cost for manufacturing in U.S.	(19,528)	(15,773)	(5,950)	(35,301)	(10,832)
Net IRA benefit (Non-GAAP)	$41,512	$37,858	$18,379	$79,370	$32,114

Net cash provided by operating activities (GAAP)	$26,629	$48,414	$127,062	$75,043	$176,263
Purchases of property and equipment	(8,259)	(14,608)	(9,636)	(22,867)	(17,007)
Free cash flow (Non-GAAP)	$18,370	$33,806	$117,426	$52,176	$159,256